Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Embassy Bancorp, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form 8-A (No. 000-1449794) of Embassy Bancorp, Inc. of our report dated March 30, 2009, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Allentown, Pennsylvania
March 30, 2009